Exhibit 10.1

AMENDMENT NO. 2 TO

SECURITIES PURCHASE AGREEMENT

This AMENDMENT NO. 2 to SECURITIES PURCHASE AGREEMENT (this “Amendment”) is entered into as of June 11, 2026, by and between Brenmiller Energy Ltd., a company organized and existing under the laws of the State of Israel (the “Company”), and Alpha Capital Anstalt (the “Purchaser”), with respect to that certain Securities Purchase Agreement dated as of July 25, 2025 (the “SPA”). Capitalized terms used herein without definition shall have the meanings ascribed to them in the SPA.

WHEREAS, the Company and the Purchaser have agreed to certain amendments to the SPA, subject to the terms and conditions of this Amendment.

WHEREAS, pursuant to Section 5.5 of the SPA, the SPA may be modified or amended or the provisions thereof waived with the written consent of the Company and the Purchaser;

WHEREAS, the Company and the Purchaser desire to amend certain provisions of the SPA as set forth in this Amendment; and

WHEREAS, the Company and the Purchaser desire to clarify the terms of the June AIR Subsequent Closing (as defined herein).

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Purchaser hereby agree as follows:

1. AIR Exercise Amendment. Contemporaneously with the execution of this Agreement, Purchaser will submit a notice to purchase $1,500,000 of Preferred Shares and accompanying Warrants (the “June AIR Warrants”) in furtherance of Section 2.7 of the SPA, provided, however, that the Conversion Price shall be $1.67 (the “June AIR Subsequent Closing”).

The above notwithstanding, as between the parties, the parties agree that the Conversion Price of the Preferred Shares issued in the June AIR Subsequent Closing will be amended to $2.00 subject to the Shareholder Approval.

2. Other Agreements. In addition, and subject to Shareholder Approval as provided herein:

a.	the Company shall issue Purchaser: (a) a pre-funded warrant substantially in the form annexed hereto as Exhibit A (the “PFW”) for 75,000 ordinary shares, (b) warrants to purchase 500,000 of the Company’s ordinary shares substantially in the form annexed hereto as Exhibit B (the “Short-term Warrants”) with an exercise price of $2.00 per share and an expiration date one week following Shareholder Approval (as defined below), and (c) warrants to purchase 500,000 of the Company’s ordinary shares substantially in the form annexed hereto as Exhibit C, with an exercise price of $2.00 per share and an expiration date of five (5) years following Shareholder Approval (as defined below).

b.	Provided the average closing sale price of the ordinary shares for the five (5) Trading Days prior to date Shareholder Approval is obtained is not less than $1.30, the Purchaser will exercise the Short-term Warrants within one week from the date of the Shareholder Approval. In the event a full exercise of the Short-term Warrants would result in the Purchaser exceeding the Beneficial Ownership Limitation a PFW will be issued in lieu of ordinary shares.

c.	The Company will include all ordinary shares issuable pursuant to the warrants issued or issuable pursuant to Section 2(a) above in the registration statement to be filed for the ordinary shares issuable in connection with the June AIR Subsequent Closing no later than one week after the date of this Agreement.

3. Shareholder Approval. As soon as practicable after the date of this Amendment, but in any event no later than fourteen (14) days from the date hereof, the Company shall file a proxy statement to convene a shareholder meeting in order to seek shareholder approval to, (i) increase the Conversion Price of the Preferred Shares issued in the June AIR Subsequent Closing to $2.00 (and amend the Company’s Articles accordingly), (ii) reduce the Exercise Price of the warrants identified on Schedule A to $2.00 per share, and (iii) allow the Company to reduce the Floor Price (as defined in the Warrants) subject to Nasdaq rules (the “Shareholder Approval”). The parties agree that other than the reduction of the Exercise Price of such warrants to $2.00 per share there shall be no other consequences with respect to the warrants issued or otherwise in connection with the SPA. For the avoidance of doubt, such reduction shall not constitute, and shall not be deemed to constitute, a Triggering Issuance, Dilutive Issuance, Subsequent Closing, repricing event or any similar event under the SPA or any other Transaction Document, and shall not give rise to any adjustment, repricing, issuance of additional securities, payment, right or remedy other than the reduction of the Exercise Price expressly contemplated herein. In addition, the Purchaser hereby undertakes and covenants to vote in favor of any of the resolutions specified under this Section 3 in the Shareholder Approval.

4. Ratchet Triggers. In the event the Company issues any Ordinary Shares or Ordinary Shares Equivalents that would reprice any securities held by the Purchaser, including issuances that trigger a notice under Section 2(b) of the Waiver and Consent dated April 22, 2026 (such issuance “Triggering Issuances” and the date of such issuance a “Trigger Date”), such issuance will be deemed to have occurred on the day prior to the Trigger Date and any conversions or exercises of any securities by the Purchaser on the Trigger Date will be recalculated to account for the repricing resulting from the Triggering Issuances. Such adjustment will be affected by revising the aggregate value for the Ordinary Shares issued as a result of a Triggering Issuance so as not to result in the issuance of any additional Ordinary Shares beyond the Maximum Percentage beneficially owned by the Purchaser.

5. Rule 144. The Company acknowledges, that neither this Agreement nor any transaction entered into pursuant hereto, shall effect the Rule 144 holding periods of any securities of the Company issued to Purchaser prior to the date hereof.

6. Public Disclosure. The Company shall publicly disclose this Amendment before 9:00 A.M. EDT June 11, 2026.

7. No Further Amendment. Except as amended by this Amendment, the SPA remains unaltered and shall remain in full force and effect.

8. Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of the SPA.

9. Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Signatures delivered by facsimile, electronic mail (including as a PDF file) or other transmission method shall be deemed to be original signatures, shall be valid and binding, and, upon delivery, shall constitute due execution of this Amendment.

(Signature page follows)

IN WITNESS WHEREOF, each of the Company and the Purchaser has caused this Amendment to be executed by its officer thereunto duly authorized as of the date first above indicated.

COMPANY
Brenmiller Energy Ltd.

By:	/s/ Avi Brenmiller
Name:	Avi Brenmiller
Title:	Chief Executive Officer

PURCHASER
Alpha Capital Anstalt

By:	/s/ Nicola Feuerstein
Name:	Nicola Feuerstein
Title:	Chief Executive Officer

SCHEDULE A

Warrants Issuance Date (Month, Day, Year)	Number of Warrants
7/28/2025	90,659
9/29/2025	273,765
12/3/2025	147,437
12/29/2025	68,681
2/12/2026	68,681
3/10/2026	68,681
4/27/2026	68,681
6/1/2026	598,802
June AIR Warrants	314,613
Total	1,700,000

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